EXHIBIT 10.44

PERCEPTRON, INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT, dated as of December 7, 2016, (the “Agreement”) is between Perceptron, Inc. (the “Company”) and Richard J. Van Valkenburg, who began employment by the Company in the position of Vice President,  Global Sales and Marketing (the “Executive”) effective December 6, 2016.

1. Operation of Agreement.  This Agreement sets forth the severance compensation that the Company shall pay the Executive if the Executive’s employment with the Company terminates under one of the applicable provisions set forth herein. As used in this Agreement, employment with the Company shall be deemed to include employment with a subsidiary of the Company. The severance provided under this Agreement is intended either to be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Administrator” is defined in Section 15(a).

(b)	“Agreement” is defined in the preamble.

(c)	“Benefit Continuation Period” is defined in Section 3(b)(iii).

(d)	“Cause” shall mean the Executive’s

(i) personal dishonesty in connection with the performance of services for the Company,

(ii) willful misconduct in connection with the performance of services for the Company,

(iii) conviction for violation of any law involving (A) imprisonment that interferes with performance of duties or (B) moral turpitude,

(iv) repeated and intentional failure to perform stated duties, after written notice is delivered identifying the failure, and it is not cured within 10 days following receipt of such notice,

(v)	breach of a fiduciary duty to the Company,

(vi) breach of the Proprietary Information and Invention Agreement or the Perceptron Executive Agreement Not to Compete, or

(vii) prior to a Change in Control, engaging in activities detrimental to the interests of the Company that have a demonstrable adverse effect on the Company.

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(e)	“Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:

(i) A merger involving the Company in which the Company is not the surviving corporation (other than a merger with a wholly-owned subsidiary of the Company formed for the purpose of changing the Company’s corporate domicile);

(ii) A share exchange in which the shareholders of the Company exchange their stock in the Company for stock of another corporation (other than a share exchange in which all or substantially all of the holders of the voting stock of the Company, immediately prior to the transaction, exchange, on a pro rata basis, their voting stock of the Company, for more than 50% of the voting stock of such other corporation);

(iii)	A sale of all or substantially all of the assets of the Company; or

(iv) Any person or group of persons (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than any employee benefit plan or employee benefit trust benefiting the employees of the Company) becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding Common Stock of the Company, or the combined voting power of the Company’s then outstanding voting securities.

(f)	“Change in Control Severance Benefits” is defined in Section 4(c).

(g)	“Change in Control Benefit Continuation Period” is defined in Section 4(c)(iii).

(h)	“Claimant” is defined in Section 15(b).

(i)	“Code” is defined in Section 1.

(j)	“Company” is defined in the preamble.

(k) “Disability” shall mean the Executive’s inability to substantially perform the Executive’s duties for such period as would qualify the Executive for benefits under the long- term disability insurance policy provided by the Company or, if no such policy is provided, the Executive’s total and permanent disability which prevents the Executive from performing for a continuous period exceeding six months the duties assigned to the Executive. The determination of Disability shall be made by a medical board-certified physician mutually acceptable to the Company and the Executive (or the Executive’s legal representative, if one has been appointed), and if the parties cannot mutually agree to the selection of a physician, then each party shall select such a physician and the two physicians so selected shall select a third physician who shall make this determination.

(l)	“Executive” is defined in the preamble.

(m)	“Good Reason” is defined in Section 4(a)(ii).

(n)	“Non-Competition Agreement” is defined in Section 9.

(o)	“Outside Date” is defined in Section 16(e).

(p)	“Prime Rate” is defined in Section 3(c).

(q) “Proprietary Information and Invention Agreement” shall mean the Proprietary Information and Invention Agreement dated December 7, 2016, between the parties to this Agreement.

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(r)	“Regular Severance Benefits” is defined in Section 3(b).

(s)	“Release” is defined in Sections 3(b) and 4(c).

(t)	“Termination of Employment” is defined in Sections 3 and 4.

3. Termination of Employment.  The Executive shall be entitled to the Regular Severance Benefits (as defined in Section 3(b) below) set forth in this Section 3 if the Executive has incurred a Termination of Employment. The Executive is not entitled to receive severance payments under the Company’s documented severance policy, if any.

(a) For purposes of Section 3 of the Agreement, “Termination of Employment” shall be defined as the Executive’s involuntary termination by the Company for any reason other than death, Disability or Cause; provided such termination constitutes a “separation from service” as defined in Code Section 409A.

(b) Upon satisfaction of the requirements set forth in this Section 3 and conditioned upon the Executive’s execution of a release (in the form attached hereto as Exhibit

A) (the “Release”) that becomes irrevocable within 60 days following the Executive’s Termination of Employment, the Executive shall be entitled to the following severance benefits (the “Regular Severance Benefits”) to commence when the Release becomes irrevocable within such 60-day period (subject to the Specified Employee restrictions set forth below) and provided that if the 60-day period spans two calendar years, the benefits shall commence in the second calendar year:

(i) A cash severance benefit equal to one-half of the Executive’s current annual base salary, as in effect at the time of the Termination of Employment;

(ii) A prorated portion of any bonus that the Executive would have earned for the year of termination had the Executive been employed by the Company at the end of the applicable bonus period;

(iii) Subject to Section 6, following the Executive’s election of COBRA and submission of monthly receipts evidencing the Executive’s payment for monthly COBRA coverage for the Executive, the Executive’s spouse and dependent children under age 26, if health coverage at the same level was provided by the Company to such family members at Termination of Employment (including vision and dental, as applicable), the Company shall reimburse the Executive for such COBRA payments for six months of coverage or, if earlier, for the months of COBRA coverage until the death of the Executive (the “Benefit Continuation Period”). To the extent permissible under the terms of the Company’s welfare plans, the Company also shall provide the Executive with welfare benefits (including executive life insurance coverage, if provided by the Company to the Executive at the date of termination) for six months or, if earlier, until the death of the executive, at the same level and on comparable terms as provided by the Company to its employees from time to time during the Benefit Continuation Period, with the Company paying (or reimbursing the Executive, as applicable) for any monthly premiums otherwise required to be paid by the Executive to continue such coverage. Any reimbursement for COBRA coverage under this paragraph shall run concurrently with the period of required COBRA continuation coverage under the Code; and

(iv) Continuation of the Executive’s then current car benefit for six months or, if earlier, the death of the Executive, in accordance with the Company car policy in effect at the time of termination.

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(c) Subject to payment timing restrictions under the Release and Specified Employee provisions set forth herein, the Executive’s cash severance benefit under Section 3(b)(i) shall be payable in the same manner as the Executive’s base salary, and the pro rata share of any bonus under Section 3(b)(ii) shall be payable at the time set forth in the bonus program. Notwithstanding the foregoing, if at the time of Termination of Employment the Executive constitutes a “Specified Employee” as defined in Code Section 409A, and the Executive’s aggregate severance benefit is not exempt from Code Section 409A, commencing at Termination of Employment (subject to Release timings restrictions set forth above), the Executive shall receive the benefits that are exempt from Code Section 409A and shall receive any payments that are not exempt from Code Section 409A until the attainment of any applicable Code Section 409A cap, at which time the remaining non-exempt payments shall be suspended. When a period of six months has lapsed from the Executive’s Termination of Employment or, if earlier, the Executive’s death, any suspended payments shall be aggregated and paid in a lump sum on the first day of the next month, and the remaining compensation, if any, shall be paid in accordance with its regular schedule. Any payment, including amounts suspended under Code Section 409A, made later than 10 days following the Executive’s Termination of Employment (or applicable due date under this Section 3 or Section 11(a) hereof) for whatever reason, shall include interest at the Prime Rate plus two percent, which shall begin accruing on the 10th day following the Executive’s Termination of Employment (or applicable due date under this Section 3 or Section 11(a) hereof). “Prime Rate” shall be determined by reference to the prime rate established by Comerica Bank (or its successor), in effect from time to time commencing on the 10th day following the Executive’s Termination of Employment (or applicable due date under Sections 3, 4, 11(a) or 16 hereof).

(d) In addition to the amounts specified above, Executive shall be entitled to reimbursements of any accrued but unpaid expenses incurred in accordance with Code Section 409A and the Company’s reimbursement policy.

4. Termination of Employment Following a Change in Control.  Subject to Section 11(a) hereunder, the Executive shall be entitled to the Change in Control Severance Benefits (as defined in Section 4(c) below) set forth in this Section 4 and not the severance benefits under Section 3 of this Agreement, if there has been a Change in Control and the Executive has incurred a Termination of Employment. The Executive is not entitled to receive severance payments under the Company’s documented severance policy, if any.

(a) For purposes of Section 4 of the Agreement, “Termination of Employment” shall be defined as:

(i) The Executive’s involuntary termination by the Company for any reason other than death, Disability or Cause; provided such termination constitutes a “separation from service” as defined in Code Section 409A; or

(ii) The Executive’s termination for “Good Reason,” defined as the occurrence of any of the following events without the Executive’s written consent, if the Executive terminates employment within one (1) year following the occurrence of such event:

(A) Any material diminution in the Executive’s position, duties, responsibilities or status with the Company from his position, duties, responsibilities or status with the Company immediately prior to the Change in Control;

(B) Any material diminution in the Executive’s base salary in effect immediately prior to the Change in Control, which shall be a reduction in such base salary of five (5%) percent or more unless a greater reduction is required by Code Section 409A to constitute an “involuntary separation from service”;

(C) A material required relocation of the Executive’s principal place of employment which shall be a relocation of more than 50 miles from the Executive’s place of employment prior to the Change in Control unless a relocation of a greater distance is required by Code Section 409A to constitute an “involuntary separation from service”; or

(D) The Company’s material breach of any provision in this Agreement

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(b) If the Executive believes that Good Reason, as defined in Section 4 above exists, the Executive shall provide written notice of the existence of the condition to the Company within 90 days after the initial existence of the condition and shall provide the Company with a period of at least 30 days in which to cure the condition and not be required to pay the Good Reason severance. The submission of such a written notification by the Executive shall not constitute “Cause” for the Company to terminate the Executive as defined under Section 2(a) hereof. If the condition is not cured within the 30-day period, to receive a Good Reason Termination of Employment, the Executive shall terminate employment within 30 days following the expiration of the cure period.

(c) Upon satisfaction of the requirements set forth in Sections 4 or 11(a) hereof and with respect to any one or more Changes in Control that may occur during the term of this Agreement, upon the Executive’s execution of a release that becomes irrevocable within 60 days following the Executive’s Termination of Employment (in the form attached hereto as Exhibit A) (the “Release”), the Executive shall be entitled to the following severance benefits (the “Change in Control Severance Benefits”) to commence when the Release becomes irrevocable within such 60-day period (subject to the Specified Employee restrictions set forth below) and provided that if the 60-day period spans two calendar years, the benefits shall commence in the second calendar year:

(i) A cash severance benefit equal to one times the Executive’s current annual base salary, as in effect at the time of the Change in Control;

(ii) A prorated portion of the Executive’s target bonus for the year of termination, based on the number of days worked in the year of termination;

(iii) Subject to Section 6, following the Executive’s election of COBRA and submission of monthly receipts evidencing the Executive’s payment for monthly COBRA coverage for the Executive, the Executive’s spouse and dependent children under age 26, if health coverage at the same level was provided by the Company to such family members at Termination of Employment (including vision and dental, as applicable), the Company shall reimburse the Executive for such COBRA payments for one year of coverage, or if earlier, for the period until the death of the Executive (the Change in Control Benefit Continuation Period”). To the extent permissible under the terms of the Company’s welfare plans, the Company also shall provide the Executive with welfare benefits (including executive life insurance coverage, if provided by the Company to the Executive at Termination of Employment) for one year or, if earlier, the death of the Executive, in each case, at the same level and on comparable terms as provided by the Company to its employees from time to time during the Benefit Continuation Period, with the Company paying (or reimbursing the Executive, as applicable) for any monthly premiums otherwise required to be paid by the Executive to continue such coverage. Any reimbursement for COBRA coverage under this paragraph shall run concurrently with the period of required COBRA continuation coverage under the Code;

(iv) Continuation of the Executive’s then current car benefit for one year or, if earlier, the death of the Executive, in accordance with the Company car policy in effect at the time of termination; and

(v) Continued coverage, during the six (6) years following the Executive’s termination for his actions or omissions as an officer and, if applicable, director of the Company prior to the date of termination of his employment, under any directors and officers liability insurance policy maintained by the Company (or, if the Company does not maintain such a policy, by its affiliates) for its former directors and officers or, at the Company’s election, for the current directors and officers. If the Company or its affiliates does not otherwise maintain such a policy, then the Company shall be required to provide the Executive with such a policy, to the extent available. The policy dollar coverage limits of any such policy shall be not less than the policy limit under any Company policy in place within the one (1) year prior to the Executive’s termination of employment (the “Existing Policy”) or, if less, the policy dollar coverage limit that can be purchased by the Company for all of its current and former directors and officers at an annual premium equal to two times the Company’s annual premium for the Existing Policy.

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(d) Subject to Section 11(a) hereof, the Release timing restrictions set forth above and the Code Section 409A Specified Employee limitations set forth below, the Executive’s cash severance benefit under Section 4(c)(i) and (ii) shall be paid in a lump sum cash payment within ten (10) days following the Executive’s Termination of Employment, as defined in Section 4. Any payment, including amounts suspended under Code Section 409A, made later than 10 days following the Executive’s Termination of Employment (or applicable due date under this Section 4 or Section 11(a) hereof) for whatever reason, shall include interest at the Prime Rate plus two percent, which shall begin accruing on the 10th day following the Executive’s Termination of Employment (or applicable due date under this Section 4 or Section 11(a) hereof). Notwithstanding the foregoing, if at the time of Termination of Employment the Executive constitutes a “Specified Employee,” as defined in Code Section 409A, commencing at Termination of Employment (subject to the Release timing requirements set forth above), the Executive shall receive the benefits that are exempt from Code Section 409A and shall receive the non-exempt payments until attainment of any applicable Code Section 409A cap, at which time the remaining non-exempt payments shall be suspended. When a period of six months has lapsed from the Executive’s Termination of Employment or, if earlier, the death of the Executive, any suspended payments shall be aggregated and paid in a lump sum on the first day of the next month, and the remaining compensation, if any, shall be paid in accordance with its regular schedule.

(e) Section 4 of this Agreement shall terminate upon the first of the following events to occur:

(i) Three years from the date hereof if a Change in Control has not occurred within such three-year period;

(ii) Termination of the Executive’s employment with the Company prior to a Change in Control; provided, however, if there is a Change in Control within six months after the termination of the Executive’s employment with the Company, other than a termination due to the Executive’s death or Disability, an involuntary termination by the Company for Cause or a termination of employment by the Executive other than for Good Reason, then the Agreement shall not be deemed to have terminated and the Executive shall be entitled to receive the Change in Control Severance Benefits provided in Section 4, less any Regular Severance Benefits the Executive has been paid under Section 3, in lieu of the severance benefits the Executive is entitled to under Section 3;

(iii)	The expiration of two years following a Change in Control;

(iv) Termination of the Executive’s employment with the Company following a Change in Control due to the Executive’s death or Disability;

(v) Termination of the Executive’s employment by the Company for Cause following a Change in Control; or

(vi) Termination of employment by the Executive for other than Good Reason following the date of a Change in Control.

Unless Section 4 of this Agreement has first terminated under clauses (ii) through (vi) hereof, commencing on the third anniversary of the date of this Agreement, and on each one-year anniversary thereafter, Section 4 of this Agreement shall be extended for one additional year, unless at least 180 days prior to any such anniversary, the Company notifies the Executive in writing that it shall not extend the term of Section 4 of this Agreement.

5. Golden Parachute Limit.  Payments under this Agreement, when aggregated with any other “golden parachute” amounts (defined under Section 280G of the Code) as compensation that becomes payable or accelerated due to a Change in Control payable under this Agreement or any other plans, agreements or policies of the Company, shall not exceed to the golden parachute cap under Sections 280G and 4999 of the Code.

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6. No Mitigation or Duty to Seek Reemployment.  The Executive shall be under no duty or obligation to seek or accept other employment after Termination of Employment and shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise. The Regular Severance Benefit and Change in Control Severance Benefits payments shall not be reduced or suspended if the Executive accepts other employment, except that Company is not required to continue any health or welfare benefit payments which duplicate employee benefits and perquisites received in such other employment.

7. Pro Rata Share of Bonus.  For purposes of this Agreement, a pro rata share of any bonus or target bonus shall mean the total bonus or target bonus payable multiplied by a fraction, the numerator of which is the number of days in the applicable bonus period prior to the date of the Executive’s Termination of Employment, Disability or death and the denominator of which is the number of days in the bonus period.

8. Stock Options. The Executive’s rights with respect to any options to purchase Company stock shall be governed by the terms of the agreements pursuant to which such options were issued.

9. Non-Competition and Restrictive Covenant.  If, during the term that the Executive is receiving benefits under this Agreement, the Executive violates the terms of this Agreement, the Release, the Proprietary Information and Invention Agreement, or the Perceptron Executive Agreement Not to Compete dated December 6, 2016 between the Executive and the Company (the “Non-Competition Agreement”) or any other non-competition agreement with the Company, the Company’s obligations to the Executive under this Agreement shall automatically terminate. For purposes of Section 1 of the Non-Competition Agreement, “Payment Completion Period” shall mean two years from the date of the Executive’s termination of employment if the Executive receives Change in Control Severance Benefits under Section 4.

10. Tax Withholding.  The Company may withhold from any cash amounts payable to the Executive under this Agreement to satisfy all applicable Federal, State, local or other income (including excise) and employment withholding taxes. In the event the Company fails to withhold such sums for any reason, or withholding is required for any non-cash payments provided in connection with the Executive’s Termination of Employment, the Company may require the Executive to promptly remit to the Company sufficient cash to satisfy all applicable income and employment withholding taxes.

11.	Binding Effect.

(a) This Agreement shall be binding upon the successors and assigns of the Company. The Company shall take whatever actions are necessary to ensure that any successor to its operations (whether by purchase, merger, consolidation, sale of substantially all assets or otherwise) assumes the obligations under this Agreement and shall cause such successor to evidence the assumption of such obligations in an agreement satisfactory to the Executive. Notwithstanding any other provisions in this Agreement, if the Company fails to obtain an agreement evidencing the assumption of the Company’s obligations by any such successor, the Executive shall be entitled to immediate payment of the severance compensation provided under Section 4, irrespective of whether the Executive’s employment has then terminated. For purposes of implementing the foregoing, the date on which any succession becomes effective shall be deemed to constitute the date of the Executive’s Termination of Employment. Notwithstanding the foregoing, if the succession does not constitute a “Change of Control” as defined under Code Section 409A, the compensation payments under Section 4 shall be suspended until the earlier of a “Change of Control” as defined under Code Section 409A, or the Executive incurs an actual separation from service, or, if later, at the end of any additional suspensions as may be required under Section 4 if the Executive is a “Specified Employee” at the time of separation from service, at which time any suspended payments, with interest at the Prime Rate plus two percent, accruing from 10 days following the succession date, shall be paid in accordance with the terms of Section 4.

(b) This Agreement shall be binding upon the Executive and shall inure to the benefit of and be enforceable by the Executive’s legal representatives and heirs. However, the rights of the Executive under this Agreement shall not be assigned, transferred, pledged, hypothecated or otherwise encumbered, except by operation of law.

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12. Amendment of Agreement.  This Agreement may not be modified or amended except by instrument in writing signed by the parties hereto. The parties agree that this Agreement may be amended to comply with applicable law, including, but not limited to, Code Section 409A.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall continue in full force and effect.

14.	Limitation on Rights.

(a) This Agreement shall not be deemed to create a contract of employment between the Company and the Executive and shall create no right in the Executive to continue in the Company’s employment for any specific period of time, or to create any other rights in the Executive or obligations on the part of the Company, except as set forth herein. This Agreement shall not restrict the right of the Company to terminate the Executive, or restrict the right of the Executive to terminate employment.

(b) Subject to the exception for cash severance payments under the Company’s documented severance policy referenced in Sections 3 and 4 above, this Agreement shall not be construed to exclude the Executive from participation in any other compensation or benefit programs in which the Executive is specifically eligible to participate either prior to or following the execution of this Agreement, or any such programs that generally are available to other executive personnel of the Company, nor shall it affect the kind and amount of other compensation to which the Executive is entitled.

(c) The rights of the Executive under this Agreement shall be solely those of an unsecured general creditor of the Company.

15.	Claims Procedure.

(a) The administrator for purposes of this Agreement shall be the Company (“Administrator”), whose address is 47827 Halyard Drive, Plymouth, Michigan 48170, and whose telephone number is (734) 414-6100. The “Named Fiduciary” as defined in Section 402(a)(2) of ERISA, also shall be the Company. The Company shall have the right to designate one or more Company employees as the Administrator and the Named Fiduciary at any time, and to change the address and telephone number of the same. The Company shall give the Executive written notice of any change in the Administrator and Named Fiduciary, or in the address or telephone number of the same.

(b) The Administrator shall make all determinations as to the right of any person to receive benefits under the Agreement. Any denial by the Administrator of a claim for benefits by the Executive (“the Claimant”) shall be stated in writing by the Administrator and delivered or mailed to the Claimant within 10 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 10-day period. In no event shall such extension exceed a period of 10 days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the Claimant to perfect the claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.

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(c) A Claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within 60 days following the date of such denial, in a writing addressed to the Administrator, a review of such denial. The Claimant shall be entitled to submit such issues or comments in writing or otherwise, as the Claimant shall consider relevant to a determination of the claim, and the Claimant may include a request for a hearing in person before the Administrator. Prior to submitting the request, the Claimant shall be entitled to review such documents as are pertinent to the claim. The Claimant may, at all stages of review, be represented by counsel, legal or otherwise, of the Claimant’s choice. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the Claimant not later than 10 days following receipt by the Administrator of the Claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than 20 days after receipt of such request.

(d) A Claimant who has followed the procedure in paragraphs (b) and (c) of this Section, but who has not obtained full relief on the claim for benefits, may, within 60 days following the Claimant’s receipt of the Administrator’s written decision on review, apply in writing to the Administrator for binding arbitration of the claim before an arbitrator mutually acceptable to both parties, the arbitration to be held in Plymouth, Michigan, in accordance with the arbitration rules of the American Arbitration Association, Commercial Disputes Resolution Procedures, as then in effect. If the parties are unable to mutually agree upon an arbitrator, then the arbitration proceedings shall be held before three arbitrators, one of which shall be designated by the Company, one of which shall be designated by the Claimant and the third of which shall be designated mutually by the first two arbitrators in accordance with the arbitration rules referenced above. The arbitrator(s) sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator(s) shall not change, add to, or subtract from, any of the Agreement’s provisions. The arbitrator(s) shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator(s) shall be final and binding on the Claimant and the Company without appeal to any court. The Executive and the Company hereby acknowledge that as arbitration is the exclusive remedy with respect to any grievance hereunder, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, and the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as herein set forth.

16.	Legal Fees and Expenses.

(a) Except as otherwise provided in Section 16(b), in the event any arbitration or litigation is brought to enforce any provision of this Agreement and the Executive prevails, then the Executive shall be entitled to recover from the Company the Executive’s reasonable costs and reasonable expenses of such arbitration or litigation, including reasonable fees and disbursements of counsel (both at trial and in appellate proceedings), (“Expenses”). Except as otherwise provided in Section 16(b), if the Company prevails, then each party shall be responsible for its/his respective costs, expenses and attorneys fees, and the costs of the arbitrator shall be equally divided.

(b) Except to the extent prohibited by applicable law, in the event any arbitration or litigation is brought to enforce any provision of Section 4 of this Agreement, the Company shall advance to the Executive one half of the amount of the Executive’s Expenses and shall pay the costs of the arbitrator. The Executive shall be obligated to repay such advances to the Company only if the Company prevails in the arbitration or litigation.

(c) In the event that it is determined that the Executive is entitled to compensation, legal fees and expenses hereunder, the Executive also shall be entitled to interest thereon, from the date payment thereof was due, payable to the Executive at the Prime Rate of interest plus two percent.

(d) For purposes of this Section 16, “prevails” means that the Executive receives an award of severance benefits in such arbitration or litigation in excess of the amount offered to be paid by the Company to the Executive prior to the initiation of the arbitration or litigation. For purposes of determining the date when legal fees and expenses are payable, such amounts are not due until 30 days after notification to the Company of such amounts.

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(e) Notwithstanding the foregoing, to the extent that the payment by the Company of the Executive’s Expenses more than two calendar years following the calendar year of the Termination of Employment (the “Outside Date”) would cause the payments under this Agreement to not be exempt from Code Section 409A, no such payments after the Outside Date shall be payable hereunder.

17. Nonalienation of Benefits.  Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Company.

18. ERISA.  This Agreement is an unfunded compensation arrangement for a member of a select group of the Company’s management and any exemptions under ERISA, as applicable to such an arrangement, shall be applicable to this Agreement.

19. Reporting and Disclosure.  The Company, from time to time, shall provide government agencies with such reports concerning this Agreement as may be required by law, and the Company shall provide the Executive with such disclosure concerning this Agreement as may be required by law or as the Company may deem appropriate.

20. Notices. Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the Board and the Company at the Company’s then principal office, or to the Executive at the Executive’s last address on file with the Company, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose of this Agreement in a notice given to the other parties in compliance with this section. Notices shall be deemed given when received.

21. Miscellaneous/Severability.  A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. To the extent that any provision or benefit under this Agreement is not deemed to be in accordance with any applicable law, ordinance, rule or regulation, the noncomplying provision shall be construed, or benefit limited, to the extent necessary to comply with all applicable laws, ordinances and regulations and any such provision or benefit shall not affect the validity of any other provision or benefit provided by this Agreement. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

22. Governing Law.  To the extent not preempted by Federal law, this Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law rules.

23. Entire Agreement.  This document represents the entire agreement and understanding of the parties with respect to the subject matter of the Agreement (other than the Non-Competition Agreement, and the Proprietary Information and Invention Agreement, which shall remain in full force and effect after the execution of this Agreement) and it may not be altered or amended except by an agreement in writing that is executed by both parties to this Agreement. Specifically, this Agreement supersedes any other severance pay provisions in effect on the date of this Agreement, including, but not limited to, those contained in the Prior Agreement or the Non-Competition Agreement.

EXHIBIT 10.44

24. Code Section 409A.  It is intended that payments and benefits provided under this Agreement shall be in compliance with or exempt from Code Section 409A and the regulations and guidance thereunder, and the terms of this Agreement are to be interpreted and construed accordingly. Each payment (including each payment in a series of payments) under this Agreement shall each be treated as a separate payment for purposes of Code Section 409A, and the terms “termination”, “Termination of Employment”, and phrases of like kind are intended to mean “separation from service” as defined by Code Section 409A. To the extent a payment is subject to Code Section 409A, in no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. To the extent the time period for the Executive to sign and not revoke a release pursuant to Section 3(b) or Section 4(c) of this Agreement spans two calendar years, the payment or payments, to the extent subject to Code Section 409A, shall always commence in the second calendar year. In no event will the Company be responsible for any Code Section 409A tax or penalty owed by the Executive or Executive’s spouse or beneficiary, with regard to any payment or benefit provided for under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A shall be made or provided in accordance with the requirements under Code Section 409A, including that: (a) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that Executive has submitted an invoice for such fees or expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred and complied with all Company policies regarding such reimbursements; (b) the amount of in-kind benefits or expenses that the Company is obligated to provide or pay in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits or expenses eligible for reimbursement that the Company is obligated to provide or pay in any other calendar year; (c) the Executive’s right to have the Company pay or provide such reimbursement and in-kind benefits may not be liquidated or exchanged for any other benefit; and (d) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the periods set forth in this agreement. The benefits provided in Sections 3(b)(iii) and 4(c)(iii) of this Agreement shall only be provided to the extent that the Company determines that such benefit will be nondiscriminatory under Code Section 105(h) and any nondiscrimination requirements applied under the Affordable Care Act.

EXHIBIT 10.44

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

PERCEPTRON, INC.

By: /s/ Richard J. Van.  Valkenburg

      Richard J. Van Valkenburg

Date: 12/14/16

/s/ David L. Watza

Witness

CEO

Title

DET01\1507272.2 ID\TSV - 074612\000001